EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G/A filed herewith (and any amendments thereto), relating to the common stock of Aerie Pharmaceuticals, Inc., a Delaware corporation, is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended, on behalf of each of the undersigned.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated this 14th day of February, 2022.

PFM HEALTH SCIENCES, LP		PFM HEALTH SCIENCES GP, LLC

By:	PFM Health Sciences GP, LLC,	By:	/s/ Darin Sadow
	its general partner		Darin Sadow, Authorized Signatory

By:	/s/ Darin Sadow
Darin Sadow, Authorized Signatory

BRIAN D. GROSSMAN		PARTNER ASSET MANAGEMENT, LLC

By:	/s/ Darin Sadow	By:	PFM Health Sciences GP, LLC,
	Darin Sadow, attorney-in-fact*		its manager

		By:	/s/ Darin Sadow
Darin Sadow, Authorized Signatory